Exhibit 22.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Cicero Inc. and Subsidiaries on Form 10-K of our report dated March 31, 2010 with respect to our audit of the consolidated financial statements and related consolidated financial statement schedule of Cicero Inc. and subsidiaries as of December 31, 2009 and for the year ended December 31, 2009, which report is included in this Annual Report on Form 10-K of Cicero Inc. and Subsidiaries for the year ended December 31, 2009.

Marcum LLP

Bala Cynwyd, PA
March 31, 2010